Exhibit 99.1

Earnings Release and

Supplemental Financial and Operating Information

For the Three and Nine Months Ended

September 30, 2021

Earnings Release and Supplemental Financial and Operating Information

News Release

Contact: Katie Reinsmidt, EVP & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES REPORTS RESULTS FOR THIRD QUARTER 2021

Third Quarter Results Demonstrate Significant Improvement in Operations

CHATTANOOGA, Tenn. (November 16, 2021) – CBL Properties (NYSE: CBL) announced results for the third quarter ended September 30, 2021.  A description of each supplemental non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located at the end of this news release.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%	2021	2020	%
Net loss attributable to common shareholders per diluted share	$(0.21)	$(0.28)	25.0%	$(0.39)	$(1.43)	72.7%
Funds from Operations ("FFO") per diluted share	$0.37	$0.06	516.7%	$1.07	$0.28	282.1%
FFO, as adjusted, per diluted share (1)	$0.47	$0.04	1,075.0%	$1.21	$0.32	278.1%
(1)

For a reconciliation of FFO to FFO, as adjusted, for the periods presented, please refer to the footnotes to the Company’s reconciliation of net loss attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 7 of this news release.

KEY TAKEAWAYS:

•

On November 1, CBL successfully completed its Chapter 11 reorganization.  CBL emerged with a significantly improved capital structure, greater financial flexibility and a lowered cost of capital, positioning the company to pursue future growth opportunities.

•

Following emergence from Bankruptcy on November 1, 2021, and $60 million redemption of 10% Notes, on a consolidated basis, the company had approximately $260 million available in unrestricted cash and marketable securities.

•

Total portfolio same-center Net Operating Income (“NOI”) increased 26.5% for the three months ended September 30, 2021.  Total portfolio same-center NOI for the nine months ended September 30, 2021, increased 6.7%.

•	Sales for the third quarter and the nine-months ended September 30, 2021, increased 17% as compared with the third quarter and nine-months ended September 30, 2019.
•

Portfolio occupancy as of September 30, 2021, was 88.4%, representing a 140-basis point improvement from the sequential quarter and a 180-basis point improvement compared with 86.6% as of September 30, 2020.  Same-center mall occupancy was 86.3% as of September 30, 2021, representing a 110-basis point increase sequentially and an 80-basis point improvement compared with 85.5% as of September 30, 2020.

•

FFO, as adjusted, per diluted share, was $0.47 for the third quarter 2021, compared with $0.04 per share for the third quarter 2020.  The increase in FFO, as adjusted, per diluted share, as compared with the prior year period is principally a result of $0.21 per diluted share lower net interest expense and an $0.18 per diluted share positive variance in the estimate for uncollectable revenues, rent abatements and write-offs for past due rents.  The positive variance in the estimate for uncollectable revenues, abatements and write-offs for past due rents was primarily a result of the tenant accommodations that were made in the prior-year period due to the impact of the pandemic. The third quarter 2021 also benefited from a $0.06 per diluted share positive variance from undeclared preferred dividends accrued in the prior year period.

“We are at an exciting time for CBL.  Fresh from our successful emergence from bankruptcy, the entire CBL organization is energized to execute on our strategy and take advantage of our significantly enhanced balance sheet and free cash flow,” said Stephen Lebovitz, Chief Executive Officer.  “We have seen an improving operating environment in 2021 and it is the ideal time to focus on new opportunities, including refinancing our high-interest rate secured notes and property-level loans, creating value across our portfolio from available land and new partnerships, and other growth strategies. We are primed and ready to bring to life the vision we have for the new CBL.

“Our portfolio performance in the third quarter was above expectations, as healthy traffic and sales growth fueled a strong rebound.  Improvements in the leasing environment, including increasing tenant demand and lower bankruptcy-related store closures, drove healthy occupancy growth as new leases signed year-to-date took occupancy.  It is worth noting that we achieved our first quarter of year-over-year occupancy growth since the first quarter of 2019.  Lease spreads also improved from prior quarters.  Robust sales by retailers are leading to higher levels of percentage rent, one driver of better NOI results.  We have successfully held expenses in check despite inflation pressures.

“As we say on the home page of our new website, which we debuted last week in conjunction with our emergence, we are redefining what the mall means to our communities by combining retail, dining, entertainment, and other mixed uses.  We made progress this quarter in bringing this vision to life through anchor redevelopments, adding new uses that drive increased traffic and new customers.  Highly productive Scheel’s All Sports commenced construction on their newly expanded store at Dakota Square, following their acquisition of the former Sears last month.  Entertainment user, Main Event, is under construction in a portion of the former Sears at Sunrise Mall.  We completed the sale of a former Sears at Harford Mall, which will be redeveloped into a future grocery store, and we sold a parcel of excess parking at Monroeville Mall for development into a future VA Center.  At York Galleria, we recently opened Hollywood Casino and Life Storage is developing a new facility in a former anchor space. As outlined in our department store update in the supplemental, we are actively in negotiation or finalizing deals that will continue this significant progress.

“Take a fresh look at CBL.  Our new capital structure allows us to pursue opportunities both within our portfolio and externally to create value for stakeholders.  We have a new, highly engaged Board that brings fresh perspective.  And the CBL management team is more committed than ever to the success and growth of the company.”

FINANCIAL RESULTS

Net loss attributable to common shareholders for the three months ended September 30, 2021 was $41.7 million, or a loss of $0.21 per diluted share, compared with net loss of $54.1 million, or a loss of $0.28 per diluted share, for the three months ended September 30, 2020.  Net loss for the third quarter 2021 was also impacted by a $63.2 million loss on impairment of real estate to write down the carrying value of Parkdale Mall and Crossing, Laurel Park and a land parcel to their estimated fair values.

Net loss attributable to common shareholders for the nine months ended September 30, 2021 was $77.4 million, or a loss of $0.39 per diluted share, compared with net loss of $269.4 million, or a loss of $1.43 per diluted share, for the nine months ended September 30, 2020.

FFO, as adjusted, allocable to common shareholders, for the three months ended September 30, 2021 was $92.9 million, or $0.47 per diluted share, compared with $8.6 million, or $0.04 per diluted share, for the three months ended September 30, 2020.  FFO, as adjusted, allocable to the Operating Partnership common unitholders, for the three months ended September 30, 2021 was $95.3 million compared with $9.0 million for the three months ended September 30, 2020.

FFO, as adjusted, allocable to common shareholders, for the nine months ended September 30, 2021 was $237.3 million, or $1.21 per diluted share, compared with $61.1 million, or $0.32 per diluted share, for the nine months ended September 30, 2020.  FFO, as adjusted, allocable to the Operating Partnership common unitholders, for the nine months ended September 30, 2021 was $243.5 million compared with $65.5 million for the nine months ended September 30, 2020.

Percentage change in same-center Net Operating Income (“NOI”) (1):

	Three Months Ended September 30,	Nine Months Ended September 30,
	2021	2021
Portfolio same-center NOI	26.5%	6.7%
Mall same-center NOI	29.9%	7.2%
(1)

CBL’s definition of same-center NOI excludes the impact of lease termination fees and certain non-cash items such as straight-line rents and reimbursements, write-offs of landlord inducements and net amortization of acquired above and below market leases.

Major variances impacting same-center NOI for the three months ended September 30, 2021, include:

•	Same-center NOI increased $23.5 million, due to a $27.4 million increase in total revenues partially offset by a $3.9 million increase in operating expenses.
•

Rental revenues increased $26.8 million, including a $25.0 million increase in minimum and other rents, a $3.1 million increase in percentage rents and a $1.3 million decline in tenant reimbursements.  The increase in rental revenues for the quarter was primarily due to the $26.4 million positive variance from uncollectable revenues and abatements.  The total estimate for uncollectable revenues and abatements for the third quarter 2021 was a net reversal of $0.3 million compared with a total write-off of $26.1 million in the prior year period.

•

Property operating expenses increased $4.9 million compared with the prior year, primarily due to the return to full operations following the reopening of CBL’s portfolio. Maintenance and repair expenses increased $1.6 million. Real estate tax expenses declined by $2.2 million, partially offsetting the above increases.

COVID-19 RENT COLLECTION UPDATE

The Company has collected 93% of related gross rents for the period April 2020 through September 2021.  As of October 2021, CBL had deferred approximately $45.8 million in rents.  Of the approximately 72% of the deferred amounts billed to-date, CBL has collected nearly 97%.

LIQUIDITY

Following emergence from Bankruptcy on November 1, 2021, and $60 million redemption of 10% Notes, on a consolidated basis, the company had approximately $260 million available in unrestricted cash and marketable securities.

PORTFOLIO OPERATIONAL RESULTS

Occupancy(1):

	As of September 30,
	2021	2020
Total portfolio	88.4%	86.6%
Malls:
Total Mall portfolio	86.3%	85.0%
Same-center Malls	86.3%	85.5%
Stabilized Malls	86.3%	85.4%
Associated centers	94.8%	89.1%
Community centers	94.5%	94.4%
(1)

Occupancy for malls represents percentage of mall store gross leasable area under 20,000 square feet occupied.  Occupancy for associated and community centers represents percentage of gross leasable area occupied.

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet:

% Change in Average Gross Rent Per Square Foot:
	Three Months Ended September 30,	Nine Months Ended September 30,
	2021	2021
Stabilized Malls	(12.2)%	(17.5)%
New leases	(20.3)%	(18.4)%
Renewal leases	(10.4)%	(17.3)%

Same-Center Sales Per Square Foot for Mall Tenants 10,000 Square Feet or Less:

Sales for the third quarter 2021 increased 17% as compared with the third quarter 2019, with all but two of CBL’s 54 reporting malls demonstrating an increase over the comparable period.  For the nine months ended September 30, 2021, sales increased 17% as compared with the nine months ended September 30, 2019.  Due to the temporary mall and store closures that occurred in 2020, the majority of CBL’s tenants did not report sales for the full reporting period.  As a result, CBL is not able to provide a complete measure of sales for the trailing twelve-month period.

FINANCING ACTIVITY AND LENDER DISCUSSIONS

On November 1, 2021, pursuant to the Chapter 11 Plan of Reorganization, the Company issued $455 million of 10% senior secured notes (the “10% Notes”) and $150 million of 7% convertible senior secured notes (the “7% Notes”), including $50 million in notes issued in exchange for new money.  CBL also entered into a new $883.7 million term loan on November 1, 2021, which replaced the Company’s previous credit facility.

On November 8, 2021, the Company completed the redemption of $60 million of 10% Notes.  Following the redemption, the Company has $395 million in 10% Notes outstanding.

CBL anticipates cooperating with conveyance or foreclosure proceedings for EastGate Mall in Cincinnati, OH ($30.1 million), Asheville Mall in Asheville, NC ($62.1 million) and Parkdale Mall in Beaumont, TX ($70.5 million).  Asheville Mall was deconsolidated during the first quarter 2021.  CBL no longer controls the property following its transfer to receivership.  EastGate Mall and Parkdale Mall are expected to be transferred into receivership in the near future.  In October, the foreclosure of Park Plaza in Little Rock, AR ($76.8 million) was completed.

Subsequent to September 30, 2021, Brookfield Square Anchor S, LLC filed for bankruptcy, which is the borrower under the $27.5 million recourse term loan. The Company has entered in a confidential mediation under bankruptcy court order with the lender.

CBL is also in discussions with the lender on modification of the $36.0 million recourse loan secured by The Outlet Shoppes at Gettysburg in Gettysburg, PA, which is in default.

CBL is in the process of negotiating extensions and modifications of the remaining property level mortgage loans with maturities in 2021 and 2022.

RESTRUCTURING UPDATE

On November 1, 2021, CBL emerged from bankruptcy and entered a notice of Effective Date for the Company’s Plan of Reorganization. The notice and other documents related to the proceedings, can be found at https://dm.epiq11.com/case/cblproperties/info.

DISPOSITIONS

In July 2021, CBL completed the sale of the former Sears location at Dakota Square Mall in Minot, ND to Scheel’s for $4.0 million.  Scheel’s plans to expand the former Sears building to approximately 100,000-square-feet to accommodate their new prototype and relocate from their existing location in the mall to the new store.  Additionally, in July, CBL sold a former department store in Cincinnati, Ohio for $5.5 million, for redevelopment into a future grocer.

In September, CBL completed the sale of a parcel of excess parking at Monroeville Mall in Monroeville, PA, to a developer for the construction of a future VA center.  The gross sales price was $3.5 million.

In October 2021, CBL completed the sale of a former Sears store at Harford Mall in Bel Air, MD, for $5.0 million and the sale of 62 residential units at Pearland Town Center in Houston, TX, for $8.75 million.

Year-to-date, CBL has generated $35.3 million in gross proceeds from asset sales.

DEVELOPMENT AND LEASING PROGRESS

During the third quarter, Hollywood Casino at York Galleria in York, PA held its grand opening.  Hobby Lobby at West Towne Mall in Madison, WI, celebrated its grand opening recently and Rooms to Go at Cross Creek in Fayetteville, NC will open later this year.

Construction recently commenced on a new LifeStorage facility at York Galleria in York, PA in a former anchor location.  Entertainment user, Main Event, is under construction in a portion of the former Sears at Sunrise Mall in Brownsville, TX. Scheel’s All Sports commenced construction on an expanded store at Dakota Square in Minot, ND, following their acquisition of the former Sears last month.

Additional offerings, including new restaurants, fitness, hotel and other uses are planned or under negotiation and will be announced as details are finalized.

Detailed project information is available in CBL’s Financial Supplement for Q3 2021, which can be found in the Invest – Financial Reports section of CBL’s website at cblproperties.com.

ABOUT CBL PROPERTIES

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 104 properties totaling 63.9 million square feet across 24 states, including 62 high-quality enclosed, outlet and open-air retail centers and five properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used non-GAAP measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP.  The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests.  Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis.  We define FFO as defined above by NAREIT less dividends on preferred stock of the Company or distributions on preferred units of the Operating Partnership, as applicable.  The Company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time.  Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance.  The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO allocable to Operating Partnership common unitholders and FFO allocable to common shareholders, as it believes that both are useful performance measures.  The Company believes FFO allocable to Operating Partnership common unitholders is a useful performance measure since it conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership.  The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to its common shareholders.

In the reconciliation of net income (loss) attributable to the Company’s common shareholders to FFO allocable to Operating Partnership common unitholders, located in this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its Operating Partnership in order to arrive at FFO of the Operating Partnership common unitholders.  The Company then applies a percentage to FFO of the Operating Partnership common unitholders to arrive at FFO allocable to its common shareholders.  The percentage is computed by taking the weighted-average number of common shares outstanding for the period and dividing it by the sum of the weighted-average number of common shares and the weighted-average number of Operating Partnership units held by noncontrolling interests during the period.

FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

The Company believes that it is important to identify the impact of certain significant items on its FFO measures for a reader to have a complete understanding of the Company’s results of operations.  Therefore, the Company has also presented adjusted FFO measures excluding these items from the applicable periods. Please refer to the reconciliation of net income (loss) attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 7 of this news release for a description of these adjustments.

Same-center Net Operating Income

NOI is a supplemental non-GAAP measure of the operating performance of the Company’s shopping centers and other properties.  The Company defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

The Company computes NOI based on the Operating Partnership’s pro rata share of both consolidated and unconsolidated properties.  The Company believes that presenting NOI and same-center NOI (described below) based on its Operating Partnership’s pro rata share of both consolidated and unconsolidated properties is useful since the Company conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership.  The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's calculation of NOI may not be comparable to that of other companies.

Since NOI includes only those revenues and expenses related to the operations of the Company’s shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates, sales at the malls and operating costs and the impact of those trends on the Company’s results of operations.  The Company’s calculation of same-center NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-off of landlord inducement assets in order to enhance the comparability of results from one period to another.  A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity.  A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s condensed consolidated balance sheet is located at the end of this earnings release.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Nine Months Ended September 30, 2021 and 2020

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES:
Rental revenues	$145,539	$124,081	$405,030	$405,476
Management, development and leasing fees	1,780	2,104	4,888	5,251
Other	3,056	3,712	10,202	10,955
Total revenues	150,375	129,897	420,120	421,682
EXPENSES:
Property operating	(23,818)	(20,396)	(65,243)	(63,011)
Depreciation and amortization	(46,479)	(53,477)	(142,090)	(162,042)
Real estate taxes	(13,957)	(17,215)	(45,618)	(53,500)
Maintenance and repairs	(9,482)	(8,425)	(29,047)	(25,675)
General and administrative	(13,502)	(25,497)	(37,383)	(62,060)
Loss on impairment	(63,160)	(46)	(120,342)	(146,964)
Litigation settlement	89	2,480	890	2,480
Other	(104)	—	(391)	(400)
Total expenses	(170,413)	(122,576)	(439,224)	(511,172)
OTHER INCOME (EXPENSES):
Interest and other income	510	1,975	2,038	5,263
Interest expense (unrecognized contractual interest expense was $45,344 and $135,162 for the three and nine months ended September 30, 2021, respectively)	(19,039)	(61,137)	(65,468)	(160,760)
Gain on extinguishment of debt	—	15,407	—	15,407
Gain on deconsolidation	—	—	55,131	—
Gain (loss) on sales of real estate assets	8,684	(55)	8,492	2,708
Reorganization items	(12,008)	—	(52,014)	—
Income tax benefit (provision)	1,234	(546)	(222)	(17,189)
Equity in losses of unconsolidated affiliates	(2,224)	(7,389)	(9,575)	(12,450)
Total other expenses	(22,843)	(51,745)	(61,618)	(167,021)
Net loss	(42,881)	(44,424)	(80,722)	(256,511)
Net loss attributable to noncontrolling interests in:
Operating Partnership	1,085	609	2,013	19,100
Other consolidated subsidiaries	76	937	1,344	1,631
Net loss attributable to the Company	(41,720)	(42,878)	(77,365)	(235,780)
Preferred dividends undeclared	—	(11,223)	—	(33,669)
Net loss attributable to common shareholders	$(41,720)	$(54,101)	$(77,365)	$(269,449)
Basic and diluted per share data attributable to common shareholders:
Net loss attributable to common shareholders	$(0.21)	$(0.28)	$(0.39)	$(1.43)
Weighted-average common and potential dilutive common shares outstanding	196,454	193,481	196,474	188,211

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Nine Months Ended September 30, 2021 and 2020

The Company's reconciliation of net loss attributable to common shareholders to FFO allocable to Operating Partnership common unitholders is as follows:

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss attributable to common shareholders	$(41,720)	$(54,101)	$(77,365)	$(269,449)
Noncontrolling interest in loss of Operating Partnership	(1,085)	(609)	(2,013)	(19,100)
Depreciation and amortization expense of:
Consolidated properties	46,479	53,477	142,090	162,042
Unconsolidated affiliates	13,480	14,437	40,466	41,967
Non-real estate assets	(416)	(702)	(1,448)	(2,431)
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(571)	(1,118)	(1,710)	(2,829)
Loss on impairment	63,160	46	120,342	146,964
(Gain) loss on depreciable property	(4,836)	—	(4,836)	25
FFO allocable to Operating Partnership common unitholders	74,491	11,430	215,526	57,189
Litigation settlement (1)	(89)	(2,480)	(890)	(2,480)
Non-cash default interest expense (2)	8,919	2,519	31,965	5,412
Gain on deconsolidation (3)	—	—	(55,131)	—
Reorganization items (4)	12,008	—	52,014	—
Prepetition charges (5)	—	12,913	—	20,770
Gain on extinguishment of debt (6)	—	(15,407)	—	(15,407)
FFO allocable to Operating Partnership common unitholders, as adjusted	$95,329	$8,975	$243,484	$65,484
FFO per diluted share	$0.37	$0.06	$1.07	$0.28
FFO, as adjusted, per diluted share	$0.47	$0.04	$1.21	$0.32
Weighted-average common and potential dilutive common shares outstanding with Operating Partnership units fully converted	201,559	201,690	201,587	201,551

(1)

For the three and nine months ended September 30, 2021 and 2020, represents a credit to litigation settlement expense related to claim amounts that were released pursuant to the terms of the settlement agreement related to the settlement of a class action lawsuit.

(2)

The three and nine months ended September 30, 2021 includes default interest expense related to loans secured by properties that were in default prior to the Company filing voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, as well as loans secured by properties that are in default due to the Company filing voluntary petitions under chapter 11 of title 11 of the United States Code. The three and nine months ended September 30, 2020 includes default interest expense related to Greenbrier Mall, Hickory Point Mall, EastGate Mall, Asheville Mall, Burnsville Center and Park Plaza.

(3)

During the nine months ended September 30, 2021, the Company deconsolidated Asheville Mall and Park Plaza due to a loss of control when the properties were placed into receivership in connection with the foreclosure process.

(4)

For the three and nine months ended September 30, 2021, reorganization items represent costs incurred subsequent to the Company filing voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas associated with the Company’s reorganization efforts, which consists of professional fees, legal fees, retention bonuses and U.S. Trustee fees.

(5)

For the three and nine months ended September 30, 2020, represents professional fees related to the Company’s negotiations with the administrative agent and lenders under the secured credit facility and certain holders of the Company’s senior unsecured notes regarding a restructure of such indebtedness prior to the filing of voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020.

(6)

The three and nine months ended September 30, 2020 includes a gain on extinguishment of debt related to the non-recourse loan secured by Hickory Point Mall, which was conveyed to the lender in the third quarter of 2020.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Nine Months Ended September 30, 2021 and 2020

The reconciliation of diluted EPS to FFO per diluted share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Diluted EPS attributable to common shareholders	$(0.21)	$(0.28)	$(0.39)	$(1.43)
Eliminate amounts per share excluded from FFO:
Depreciation and amortization expense, including amounts from consolidated properties, unconsolidated affiliates, non-real estate assets and excluding amounts allocated to noncontrolling interests	0.29	0.34	0.89	0.99
Loss on impairment	0.31	—	0.59	0.72
Gain on depreciable property	(0.02)	—	(0.02)	—
FFO per diluted share	$0.37	$0.06	$1.07	$0.28

The reconciliations of FFO allocable to Operating Partnership common unitholders to FFO allocable to common shareholders, including and excluding the adjustments noted above, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
FFO allocable to Operating Partnership common unitholders	$74,491	$11,430	$215,526	$57,189
Percentage allocable to common shareholders (1)	97.47%	95.93%	97.46%	93.38%
FFO allocable to common shareholders	$72,606	$10,965	$210,052	$53,403

FFO allocable to Operating Partnership common unitholders, as adjusted	$95,329	$8,975	$243,484	$65,484
Percentage allocable to common shareholders (1)	97.47%	95.93%	97.46%	93.38%
FFO allocable to common shareholders, as adjusted	$92,917	$8,610	$237,300	$61,149
(1)

Represents the weighted-average number of common shares outstanding for the period divided by the sum of the weighted-average number of common shares and the weighted-average number of Operating Partnership units outstanding during the period. See the reconciliation of shares and Operating Partnership units outstanding on page 13.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Nine Months Ended September 30, 2021 and 2020

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$2,051	$1,722	$3,329	$3,375
Per share	$0.01	$0.01	$0.02	$0.02

Straight-line rental income adjustment	$2,711	$(2,891)	$(1,146)	$(1,972)
Per share	$0.01	$(0.01)	$(0.01)	$(0.01)

Gain (loss) on outparcel sales, net of taxes	$3,864	$(55)	$3,655	$2,733
Per share	$0.02	$—	$0.02	$0.01

Net amortization of acquired above- and below-market leases	$60	$229	$185	$1,341
Per share	$—	$—	$—	$0.01

Net amortization of debt premiums and discounts	$—	$353	$—	$1,040
Per share	$—	$—	$—	$0.01

Income tax benefit (provision)	$1,234	$(546)	$(222)	$(17,189)
Per share	$0.01	$—	$—	$(0.09)

Gain on extinguishment of debt	$—	$15,407	$—	$15,407
Per share	$—	$0.08	$—	$0.08

Non-cash default interest expense (property-level loans)	$(8,919)	$(2,519)	$(31,965)	$(5,412)
Per share	$(0.04)	$(0.01)	$(0.16)	$(0.03)

Abandoned projects expense	$(104)	$—	$(391)	$(400)
Per share	$—	$—	$—	$—

Interest capitalized	$—	$438	$32	$1,530
Per share	$—	$—	$—	$0.01

Litigation settlement	$89	$2,480	$890	$2,480
Per share	$—	$0.01	$—	$0.01

Incremental credit facility interest expense related to imposition of default rate	$—	$(14,499)	$—	$(19,311)
Per share	$—	$(0.07)	$—	$(0.10)

Prepetition charges	$—	$(12,913)	$—	$(20,770)
Per share	$—	$(0.06)	$—	$(0.10)

Estimate of uncollectable revenues	$4,348	$(13,132)	$(6,561)	$(59,009)
Per share	$0.02	$(0.07)	$(0.03)	$(0.29)

			As of September 30,
			2021	2020
Straight-line rent receivable			$50,609	$53,421

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Nine Months Ended September 30, 2021 and 2020

Same-center Net Operating Income

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(42,881)	$(44,424)	$(80,722)	$(256,511)
Adjustments:
Depreciation and amortization	46,479	53,477	142,090	162,042
Depreciation and amortization from unconsolidated affiliates	13,480	14,437	40,466	41,967
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(571)	(1,118)	(1,710)	(2,829)
Interest expense	19,039	61,137	65,468	160,760
Interest expense from unconsolidated affiliates	10,647	8,646	31,008	24,001
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(663)	(570)	(2,508)	(1,726)
Abandoned projects expense	104	—	391	400
(Gain) loss on sales of real estate assets	(8,684)	55	(8,492)	(2,708)
Gain on sales of real estate assets of unconsolidated affiliates	(70)	—	(70)	—
Gain on extinguishment of debt	—	(15,407)	—	(15,407)
Gain on deconsolidation	—	—	(55,131)	—
Loss on impairment	63,160	46	120,342	146,964
Litigation settlement	(89)	(2,480)	(890)	(2,480)
Reorganization items	12,008	—	52,014	—
Income tax (benefit) provision	(1,234)	546	222	17,189
Lease termination fees	(2,051)	(1,722)	(3,329)	(3,375)
Straight-line rent and above- and below-market lease amortization	(2,771)	2,662	961	631
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	76	937	1,344	1,631
General and administrative expenses	13,502	25,497	37,383	62,060
Management fees and non-property level revenues	(1,344)	(4,415)	(7,135)	(9,746)
Operating Partnership's share of property NOI	118,137	97,304	331,702	322,863
Non-comparable NOI	(5,843)	(8,517)	(17,037)	(28,088)
Total same-center NOI (1)	$112,294	$88,787	$314,665	$294,775
Total same-center NOI percentage change	26.5%		6.7%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Nine Months Ended September 30, 2021 and 2020

Same-center Net Operating Income

(Continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Malls	$98,202	$75,577	$274,254	$255,863
Associated centers	7,189	7,184	20,614	20,475
Community centers	5,667	4,982	16,146	15,086
Offices and other	1,236	1,044	3,651	3,351
Total same-center NOI (1)	$112,294	$88,787	$314,665	$294,775
Percentage Change:
Malls	29.9%		7.2%
Associated centers	0.1%		0.7%
Community centers	13.7%		7.0%
Offices and other	18.4%		9.0%
Total same-center NOI (1)	26.5%		6.7%
(1)

CBL defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income), less property operating expenses (property operating, real estate taxes and maintenance and repairs). Same-center NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-offs of landlord inducement assets. We include a property in our same-center pool when we own all or a portion of the property as of September 30, 2021, and we owned it and it was in operation for both the entire preceding calendar year and the current year-to-date reporting period ending September 30, 2021. New properties are excluded from same-center NOI, until they meet these criteria. Properties excluded from the same-center pool that would otherwise meet these criteria are properties which are under major redevelopment or being considered for repositioning, where we intend to renegotiate the terms of the debt secured by the related property or return the property to the lender.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021 and 2020

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	As of September 30, 2021
	Fixed Rate	Variable Rate		Total per Debt Schedule	Unamortized Deferred Financing Costs (1)	Total
Consolidated debt (2)	$2,330,175	$1,181,787		$3,511,962	$(3,202)	$3,508,760
Noncontrolling interests' share of consolidated debt	(29,563)	—		(29,563)	225	(29,338)
Company's share of unconsolidated affiliates' debt	615,166	127,337		742,503	(2,404)	740,099
Other debt (3)	138,926	—		138,926	—	138,926
Company's share of consolidated, unconsolidated and other debt	$3,054,704	$1,309,124		$4,363,828	$(5,381)	$4,358,447
Weighted-average interest rate	5.04%	8.52%	(4)	6.09%

	As of September 30, 2020
	Fixed Rate	Variable Rate		Total per Debt Schedule	Unamortized Deferred Financing Costs	Total
Consolidated debt	$2,560,364	$1,183,186		$3,743,550	$(13,864)	$3,729,686
Noncontrolling interests' share of consolidated debt	(30,275)	—		(30,275)	288	(29,987)
Company's share of unconsolidated affiliates' debt	625,806	122,486		748,292	(2,594)	745,698
Company's share of consolidated and unconsolidated debt	$3,155,895	$1,305,672		$4,461,567	$(16,170)	$4,445,397
Weighted-average interest rate	5.06%	8.52%		6.07%
(1)

Unamortized deferred financing costs of $2,310 and $1,256 for certain consolidated and the Company’s share of unconsolidated property-level, non-recourse mortgage loans, respectively, may be required to be written off in the event that a waiver or restructuring of terms cannot be negotiated and the debt is either redeemed or otherwise extinguished.

(2)	Includes $2,489,676 included in liabilities subject to compromise in the accompanying consolidated balance sheets as of September 30, 2021.
(3)

During the nine months ended September 30, 2021, the Company deconsolidated Asheville Mall and Park Plaza due to a loss of control when the properties were placed into receivership in connection with the foreclosure process.

(4)

The administrative agent informed the Company that interest will accrue on all outstanding obligations at the post-default rate, which is equal to the rate that otherwise would be in effect plus 5.0%. The post-default interest rate at September 30, 2021 was 9.50%. In accordance with ASC 852, Reorganizations, which limits the recognition of interest expense during a bankruptcy proceeding to only amounts that will be paid during the bankruptcy proceeding or that are probable of becoming allowed claims, interest has not been accrued on the secured credit facility subsequent to the filing of voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020. On November 1, 2021, an affiliate of the Company entered into an amended and restated credit agreement, which amended the pre-emergence secured credit facility.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021 and 2020

Total Market Capitalization as of September 30, 2021

(In thousands, except stock price)

	Shares Outstanding (1)	Stock Price (2)
Common stock and Operating Partnership units	201,555	$0.18
7.375% Series D Cumulative Redeemable Preferred Stock	1,815	250.00
6.625% Series E Cumulative Redeemable Preferred Stock	690	250.00
(1)

On the November 1, 2021, by operation of the Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (as modified at Docket No. 1521), all agreements, instruments, and other documents evidencing, relating to or connected with any equity interests of the Company, including the REIT’s common stock, and the REIT’s preferred stock and related depositary shares, issued and outstanding immediately prior to November 1, 2021, and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no force or effect. On November 2, 2021, the newly issued common stock of the Company commenced trading on the NYSE under the symbol CBL.

(2)

Stock price for common stock and Operating Partnership units equals the closing price of CBL's common stock on September 30, 2021 on the OTC Markets, operated by the OTC Markets Group, Inc. The stock prices for the preferred stock represent the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	Basic	Diluted	Basic	Diluted
2021:
Weighted-average shares - EPS	196,454	196,454	196,474	196,474
Weighted-average Operating Partnership units	5,105	5,105	5,113	5,113
Weighted-average shares - FFO	201,559	201,559	201,587	201,587
2020:
Weighted-average shares - EPS	193,481	193,481	188,211	188,211
Weighted-average Operating Partnership units	8,209	8,209	13,340	13,340
Weighted-average shares - FFO	201,690	201,690	201,551	201,551

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021 and December 31, 2020

Consolidated Balance Sheets

(Unaudited; in thousands, except share data)

	As of
	September 30, 2021	December 31, 2020
ASSETS
Real estate assets:
Land	$643,331	$695,711
Buildings and improvements	4,867,017	5,135,074
	5,510,348	5,830,785
Accumulated depreciation	(2,251,613)	(2,241,421)
	3,258,735	3,589,364
Developments in progress	15,065	28,327
Held for sale	6,239	—
Net investment in real estate assets	3,280,039	3,617,691
Cash and cash equivalents	267,982	61,781
Available-for-sale securities - at fair value (amortized cost of $99,991 and $233,053 as of September 30, 2021 and December 31, 2020, respectively)	99,998	233,071
Receivables:
Tenant	72,574	103,655
Other	4,050	5,958
Mortgage and other notes receivable	1,696	2,337
Investments in unconsolidated affiliates	249,313	279,355
Intangible lease assets and other assets	252,495	139,892
	$4,228,147	$4,443,740
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness, net	$1,019,084	$1,184,831
Accounts payable and accrued liabilities	203,069	173,387
Total liabilities not subject to compromise	1,222,153	1,358,218

Liabilities subject to compromise	2,551,686	2,551,490

Commitments and contingencies
Redeemable noncontrolling interests	(871)	(265)
Shareholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
7.375% Series D Cumulative Redeemable Preferred Stock, 1,815,000 shares outstanding	18	18
6.625% Series E Cumulative Redeemable Preferred Stock, 690,000 shares outstanding	7	7
Common stock, $.01 par value, 350,000,000 shares authorized, 197,630,693 and 196,569,917 issued and outstanding in 2021 and 2020, respectively	1,976	1,966
Additional paid-in capital	1,986,911	1,986,269
Accumulated other comprehensive income	7	18
Dividends in excess of cumulative earnings	(1,533,800)	(1,456,435)
Total shareholders' equity	455,119	531,843
Noncontrolling interests	60	2,454
Total equity	455,179	534,297
	$4,228,147	$4,443,740

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021 and December 31, 2020

Condensed Combined Financial Statements - Unconsolidated Affiliates

(Unaudited; in thousands)

	September 30, 2021	December 31, 2020
ASSETS:
Investment in real estate assets	$2,463,912	$2,346,124
Accumulated depreciation	(925,138)	(862,435)
	1,538,774	1,483,689
Developments in progress	10,375	28,138
Net investment in real estate assets	1,549,149	1,511,827
Other assets	193,924	174,966
Total assets	$1,743,073	$1,686,793
LIABILITIES:
Mortgage and other indebtedness, net	$1,575,873	$1,439,454
Other liabilities	86,467	45,280
Total liabilities	1,662,340	1,484,734
OWNERS' EQUITY:
The Company	103,214	132,350
Other investors	(22,481)	69,709
Total owners' equity	80,733	202,059
Total liabilities and owners’ equity	$1,743,073	$1,686,793

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenues	$65,482	$46,953	$181,985	$154,128
Depreciation and amortization	(23,570)	(23,572)	(70,015)	(68,062)
Operating expenses	(22,365)	(17,802)	(62,604)	(54,117)
Interest and other income	329	406	1,068	1,663
Interest expense	(23,465)	(16,656)	(67,042)	(45,751)
Gain on sales of real estate assets	383	—	383	—
Net loss	$(3,206)	$(10,671)	$(16,225)	$(12,139)

	Company's Share for the		Company's Share for the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenues	$32,093	$24,681	$91,099	$80,878
Depreciation and amortization	(13,480)	(14,437)	(40,466)	(41,967)
Operating expenses	(10,490)	(9,256)	(30,001)	(28,482)
Interest and other income	230	269	731	1,122
Interest expense	(10,647)	(8,646)	(31,008)	(24,001)
Gain on sales of real estate assets	70	—	70	—
Net loss	$(2,224)	$(7,389)	$(9,575)	$(12,450)

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Nine Months Ended September 30, 2021 and 2020

EBITDA for real estate ("EBITDAre") is a non-GAAP financial measure which NAREIT defines as net income (loss) (computed in accordance with GAAP), plus interest expense, income tax expense, depreciation and amortization, losses (gains) on the dispositions of depreciable property and impairment write-downs of depreciable property, and after adjustments to reflect the Company's share of EBITDAre from unconsolidated affiliates. The Company also calculates Adjusted EBITDAre to exclude the non-controlling interest in EBITDAre of consolidated entities, and the Company's share of abandoned projects expense, gain on extinguishment of debt and litigation settlement.

The Company presents the ratio of Adjusted EBITDAre to interest expense because the Company believes that the Adjusted EBITDAre to interest coverage ratio, along with cash flows from operating activities, investing activities and financing activities, provides investors an additional indicator of the Company's ability to incur and service debt. Adjusted EBITDAre excludes items that are not a normal result of operations which assists the Company and investors in distinguishing changes related to the growth or decline of operations at our properties. EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to similar measures calculated by other companies. This non-GAAP measure should not be considered as an alternative to net income, cash from operating activities or any other measure calculated in accordance with GAAP. Pro rata amounts listed below are calculated using the Company's ownership percentage in the respective joint venture and any other applicable terms.

Ratio of Adjusted EBITDAre to Interest Expense

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss	$(42,881)	$(44,424)	$(80,722)	$(256,511)
Depreciation and amortization	46,479	53,477	142,090	162,042
Depreciation and amortization from unconsolidated affiliates	13,480	14,437	40,466	41,967
Interest expense	19,039	61,137	65,468	160,760
Interest expense from unconsolidated affiliates	10,647	8,646	31,008	24,001
Income taxes	(892)	612	1,231	17,264
Loss on impairment	63,160	46	120,342	146,964
(Gain) loss on depreciable property	(4,836)	—	(4,836)	25
Gain on deconsolidation	—	—	(55,131)	—
EBITDAre (1)	104,196	93,931	259,916	296,512
Gain on extinguishment of debt	—	(15,407)	—	(15,407)
Litigation settlement	(89)	(2,480)	(890)	(2,480)
Abandoned projects expense	104	—	391	400
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	76	937	1,344	1,631
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(571)	(1,118)	(1,710)	(2,829)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(663)	(570)	(2,508)	(1,726)
Company's share of Adjusted EBITDAre	$103,053	$75,293	$256,543	$276,101
(1)

Includes $3,918 and $(55) for the three months ended September 30, 2021 and 2020, respectively, and $3,726 and $2,733 for the nine months ended September 30, 2021 and 2020, respectively, related to sales of non-depreciable real estate assets.

Interest Expense:
Interest expense	$19,039		$61,137		$65,468		$160,760
Interest expense from unconsolidated affiliates	10,647		8,646		31,008		24,001
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(663)		(570)		(2,508)		(1,726)
Company's share of interest expense	$29,023		$69,213		$93,968		$183,035
Ratio of Adjusted EBITDAre to Interest Expense	3.6	x	1.1	x	2.7	x	1.5	x

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Company's share of Adjusted EBITDAre	$103,053	$75,293	$256,543	$276,101
Interest expense	(19,039)	(61,137)	(65,468)	(160,760)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	663	570	2,508	1,726
Income taxes	892	(612)	(1,231)	(17,264)
Net amortization of deferred financing costs, debt premiums and discounts	275	2,633	1,771	7,228
Net amortization of intangible lease assets and liabilities	188	34	573	(719)
Depreciation and interest expense from unconsolidated affiliates	(24,127)	(23,083)	(71,474)	(65,968)
Litigation settlement	89	2,480	890	2,480
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	571	1,118	1,710	2,829
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	(76)	(937)	(1,344)	(1,631)
(Gain) loss on outparcel sales	(3,848)	55	(3,656)	(2,733)
Gain on insurance proceeds	—	(1,133)	—	(1,644)
Equity in losses of unconsolidated affiliates	2,224	7,389	9,575	12,450
Distributions of earnings from unconsolidated affiliates	7,806	2,333	14,482	6,130
Share-based compensation expense	338	2,797	1,077	5,090
Change in estimate of uncollectable revenues	(6,593)	13,414	8,362	55,369
Change in deferred tax assets	—	—	—	15,596
Changes in operating assets and liabilities	9,827	(392)	47,852	(75,088)
Cash flows provided by operating activities	$72,243	$20,822	$202,170	$59,192

Components of Consolidated Rental Revenues

The Company adopted Accounting Standards Codification (“ASC”) 842, Leases, effective January 1, 2019, which resulted in the Company revising the presentation of rental revenues in its consolidated statements of operations. In the past, certain components of rental revenues were shown separately in the consolidated statement of operations. Upon the adoption of ASC 842, these amounts have been combined into a single line item. As a result of the adoption of ASC 842, the Company believes that the following presentation is useful to users of the Company’s consolidated financial statements as it depicts how amounts reported in the Company’s historical financial statements prior to the adoption of ASC 842 are reflected in the current presentation in accordance with ASC 842.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Minimum rents	$104,391	$104,401	$307,358	$339,092
Percentage rents	3,685	799	10,100	3,098
Other rents	1,508	(667)	4,030	1,282
Tenant reimbursements	29,547	33,319	92,664	116,467
Estimate of uncollectable amounts	6,408	(13,771)	(9,122)	(54,463)
Total rental revenues	$145,539	$124,081	$405,030	$405,476

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021

Schedule of Mortgage and Other Indebtedness

(Dollars in thousands)

Property	Location	Non- controlling Interest %	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance		Balance
								Fixed	Variable
Operating Properties:
Greenbrier Mall (1)	Chesapeake, VA		Dec-19		5.41%	$61,647		$61,647	$—
Parkdale Mall & Crossing (2)(3)	Beaumont, TX		Mar-21		5.85%	70,507		70,507	—
EastGate Mall (1)	Cincinnati, OH		Apr-21		5.83%	30,117		30,117	—
Hamilton Crossing & Expansion (2)(3)	Chattanooga, TN		Apr-21		5.99%	7,954		7,954	—
Fayette Mall (2)(3)	Lexington, KY		May-21		5.42%	136,670		136,670	—
Alamance Crossing (2)(3)	Burlington, NC		Jul-21		5.83%	42,789		42,789	—
Brookfield Square Anchor Redevelopment (2)(4)	Brookfield, WI		Oct-21		2.99%	27,461		—	27,461
Cross Creek Mall	Fayetteville, NC		Jan-22		4.54%	103,439		103,439	—
Northwoods Mall (2)(3)	North Charleston, SC		Apr-22		5.08%	61,113		61,113	—
Arbor Place (2)(3)	Atlanta (Douglasville), GA		May-22		5.10%	102,441		102,441	—
CBL Center	Chattanooga, TN		Jun-22		5.00%	15,539		15,539	—
Southpark Mall (2)(3)	Colonial Heights, VA		Jun-22		4.85%	55,943		55,943	—
WestGate Mall (2)(3)	Spartanburg, SC		Jul-22		4.99%	30,642		30,642	—
The Outlet Shoppes at Laredo (5)	Laredo, TX		Jun-23	Jun-24	3.34%	39,650		—	39,650
Volusia Mall	Daytona Beach, FL		May-24		4.56%	44,291		44,291	—
The Outlet Shoppes at Gettysburg (2)(3)	Gettysburg, PA		Oct-25		4.80%	36,010		36,010	—
Jefferson Mall (2)(3)	Louisville, KY		Jun-26		4.75%	59,282		59,282	—
Hamilton Place (2)(3)	Chattanooga, TN		Jun-26		4.36%	96,791		96,791	—
Total Loans On Operating Properties						1,022,286		955,175	67,111
Weighted-average interest rate						4.95%		5.07%	3.19%

Operating Partnership Debt:
Secured credit facility: (6)
Secured line of credit (drawn to capacity)			Jul-23		9.50%	675,926		—	675,926

Secured term loan			Jul-23		9.50%	438,750		—	438,750

Senior unsecured notes: (7)
Senior unsecured 5.25% notes			Dec-23		5.25%	450,000		450,000	—
Senior unsecured 4.60% notes			Oct-24		4.60%	300,000		300,000	—
Senior unsecured 5.95% notes			Dec-26		5.95%	625,000		625,000	—
	SUBTOTAL					1,375,000		1,375,000	—

Total Consolidated Debt						$3,511,962	(8)	$2,330,175	$1,181,787
Weighted-average interest rate						6.58%		5.28%	9.14%

Plus CBL's Share Of Unconsolidated Affiliates' Debt:
The Shoppes at Eagle Point (9)	Cookeville, TN		Oct-21	Oct-22	2.84%	$17,067		$—	$17,067
The Outlet Shoppes of the Bluegrass - Phase II (2)(3)	Simpsonville, KY		Oct-21		3.58%	8,512		—	8,512

Property	Location	Non- controlling Interest %	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance		Balance
								Fixed	Variable
Springs at Port Orange	Port Orange, FL		Dec-21		2.47%	19,314		—	19,314
York Town Center	York, PA		Feb-22		4.90%	14,504		14,504	—
York Town Center - Pier 1	York, PA		Feb-22		2.83%	560		—	560
Eastgate Mall Self Storage	Cincinnati, OH		Dec-22		2.84%	3,230		—	3,230
West County Center	Des Peres, MO		Dec-22		3.40%	83,714		83,714	—
Friendly Shopping Center (2)(3)	Greensboro, NC		Apr-23		3.48%	44,360		44,360	—
Mid Rivers Mall Self Storage	St. Peters, MO		Apr-23		2.84%	2,970		—	2,970
The Shops at Friendly Center	Greensboro, NC		Apr-23		3.34%	30,000		30,000	—
Ambassador Town Center	Lafayette, LA		Jun-23		3.22%	27,073	(10)	27,073	—
The Outlet Shoppes at Atlanta (2)(3)	Woodstock, GA		Nov-23		4.90%	34,404		34,404	—
The Outlet Shoppes at Atlanta - Phase II	Woodstock, GA		Nov-23		3.00%	4,504		—	4,504
Parkdale Mall Self Storage	Beaumont, TX		Jul-24		4.25%	6,462		—	6,462
Coastal Grand (2)(3)	Myrtle Beach, SC		Aug-24		4.09%	51,719		51,719	—
Coastal Grand Outparcel (2)(3)	Myrtle Beach, SC		Aug-24		4.09%	2,495		2,495	—
Hamilton Place Self Storage	Chattanooga, TN		Sep-24		2.83%	3,706		—	3,706
Coastal Grand - Dick's Sporting Goods	Myrtle Beach, SC		Nov-24		5.05%	3,478		3,478	—
Hamilton Place Aloft Hotel	Chattanooga, TN		Nov-24		2.53%	8,333		—	8,333
The Outlet Shoppes of the Bluegrass (2)(3)	Simpsonville, KY		Dec-24		4.05%	33,602		33,602	—
Hammock Landing - Phase I	West Melbourne, FL		Feb-25	Feb-26	2.59%	19,663		—	19,663
Hammock Landing - Phase II	West Melbourne, FL		Feb-25	Feb-26	2.59%	7,017		—	7,017
The Pavilion at Port Orange	Port Orange, FL		Feb-25	Feb-26	2.59%	25,999		—	25,999
Ambassador Town Center Infrastructure Improvements	Lafayette, LA		Mar-25		3.00%	8,250		8,250	—
Oak Park Mall	Overland Park, KS		Oct-25		3.97%	131,486		131,486	—
Fremaux Town Center (2)(3)	Slidell, LA		Jun-26		3.70%	40,900		40,900	—
CoolSprings Galleria (2)(3)	Nashville, TN		May-28		4.84%	73,345		73,345	—
The Outlet Shoppes at El Paso (2)(3)	El Paso, TX		Oct-28		5.10%	35,836		35,836	—
	SUBTOTAL					742,503	(8)	615,166	127,337

Plus Other Debt:
Park Plaza (11)	Little Rock, AR		Apr-21		5.28%	76,805		76,805	—
Asheville Mall (12)	Asheville, NC		Sep-21		5.80%	62,121		62,121	—
	SUBTOTAL					138,926		138,926	—

Less Noncontrolling Interests' Share Of Consolidated Debt:
Hamilton Crossing & Expansion (2)(3)	Chattanooga, TN	8%	Apr-21		5.99%	(636)		(636)	—
CBL Center	Chattanooga, TN	8%	Jun-22		5.00%	(1,243)		(1,243)	—
The Outlet Shoppes at Gettysburg (2)	Gettysburg, PA	50%	Oct-25		4.80%	(18,005)		(18,005)	—
Hamilton Place (2)	Chattanooga, TN	10%	Jun-26		4.36%	(9,679)		(9,679)	—
						(29,563)	(8)	(29,563)	—

Company's Share Of Consolidated, Unconsolidated and Other Debt						$4,363,828	(8)	$3,054,704	$1,309,124
Weighted-average interest rate						6.09%		5.04%	8.52%

Total Debt of Unconsolidated Affiliates:
The Shoppes at Eagle Point (9)	Cookeville, TN		Oct-21	Oct-22	2.84%	$34,135		$—	$34,135

Property	Location	Non- controlling Interest %	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance		Balance
								Fixed	Variable
The Outlet Shoppes of the Bluegrass - Phase II (2)(3)	Simpsonville, KY		Oct-21		3.58%	8,512		—	8,512
Springs at Port Orange	Port Orange, FL		Dec-21		2.47%	44,400		—	44,400
York Town Center	York, PA		Feb-22		4.90%	29,007		29,007	—
York Town Center - Pier 1	York, PA		Feb-22		2.83%	1,120		—	1,120
Eastgate Mall Self Storage	Cincinnati, OH		Dec-22		2.84%	6,460		—	6,460
West County Center	Des Peres, MO		Dec-22		3.40%	167,427		167,427	—
Friendly Shopping Center (2)(3)	Greensboro, NC		Apr-23		3.48%	88,720		88,720	—
Mid Rivers Mall Self Storage	St. Peters, MO		Apr-23		2.84%	5,941		—	5,941
The Shops at Friendly Center	Greensboro, NC		Apr-23		3.34%	60,000		60,000	—
Ambassador Town Center	Lafayette, LA		Jun-23		3.22%	41,651	(10)	41,651	—
The Outlet Shoppes at Atlanta (2)(3)	Woodstock, GA		Nov-23		4.90%	68,808		68,808	—
The Outlet Shoppes at Atlanta - Phase II	Woodstock, GA		Nov-23		3.00%	4,504		—	4,504
Parkdale Mall Self Storage	Beaumont, TX		Jul-24		4.25%	6,462		—	6,462
Coastal Grand (2)(3)	Myrtle Beach, SC		Aug-24		4.09%	103,439		103,439	—
Coastal Grand Outparcel (2)(3)	Myrtle Beach, SC		Aug-24		4.09%	4,991		4,991	—
Hamilton Place Self Storage	Chattanooga, TN		Sep-24		2.83%	6,863		—	6,863
Coastal Grand - Dick's Sporting Goods	Myrtle Beach, SC		Nov-24		5.05%	6,957		6,957	—
Hamilton Place Aloft Hotel	Chattanooga, TN		Nov-24		2.53%	16,666		—	16,666
The Outlet Shoppes of the Bluegrass (2)(3)	Simpsonville, KY		Dec-24		4.05%	67,203		67,203	—
Hammock Landing - Phase I	West Melbourne, FL		Feb-25	Feb-26	2.59%	39,326		—	39,326
Hammock Landing - Phase II	West Melbourne, FL		Feb-25	Feb-26	2.59%	14,034		—	14,034
The Pavilion at Port Orange	Port Orange, FL		Feb-25	Feb-26	2.59%	51,998		—	51,998
Ambassador Town Center Infrastructure Improvements	Lafayette, LA		Mar-25		3.00%	8,250		8,250	—
Oak Park Mall	Overland Park, KS		Oct-25		3.97%	262,971		262,971	—
Fremaux Town Center (2)(3)	Slidell, LA		Jun-26		3.70%	62,924		62,924	—
CoolSprings Galleria (2)(3)	Nashville, TN		May-28		4.84%	146,691		146,691	—
The Outlet Shoppes at El Paso (2)(3)	El Paso, TX		Oct-28		5.10%	71,671		71,671	—
						$1,431,131		$1,190,710	$240,421
Weighted-average interest rate						3.81%		4.05%	2.63%
(1)	The loan is in default. The Company is in discussion with the lender.
(2)

On November 1, 2021, the Company emerged from bankruptcy. The loan remains in default due to the Company filing voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020, which constituted an event of default with respect to the loan.

(3)	The Company is in discussions with the lender.
(4)	Subsequent to September 30, 2021, Brookfield Square Anchor S, LLC filed for bankruptcy. The Company is in discussions with the lender.
(5)

In September 2021, the Company reached an agreement with the lender to dismiss the bankruptcy case and amend the loan secured by The Outlet Shoppes at Laredo. The loan term was extended through June 2023 and contains a one-year extension option.

(6)

The administrative agent informed the Company that interest will accrue on all outstanding obligations at the post-default rate, which is equal to the rate that otherwise would be in effect plus 5.0%. The post-default interest rate at September 30, 2021 was 9.50%. In accordance with ASC 852, Reorganizations, which limits the recognition of interest expense during a bankruptcy proceeding to only amounts that will be paid during the bankruptcy proceeding or that are probable of becoming allowed claims, interest has not been accrued on the secured credit facility subsequent to the filing of voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020. The outstanding amount of the secured credit facility is included in liabilities subject to compromise in the Company’s condensed consolidated balance sheets as of September 30, 2021. On November 1, 2021, an affiliate of the Company entered into an amended and restated credit agreement, which amended the pre-emergence secured credit facility.

(7)

In accordance with ASC 852, which limits the recognition of interest expense during a bankruptcy proceeding to only amounts that will be paid during the bankruptcy proceeding or that are probable of becoming allowed claims, interest has not been accrued on the senior unsecured notes subsequent to the filing of voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas beginning on November 1, 2020. The outstanding amount of the senior unsecured notes is included in liabilities subject to compromise in the Company’s condensed consolidated balance sheets as of September 30, 2021. On November 1, 2021, the senior unsecured notes were cancelled by operation of the Company’s chapter 11 plan that was confirmed by the bankruptcy court and made effective as of November 1, 2021. Also, on November 1, 2021, an affiliate of the Company issued 10% senior secured notes due 2029 in an aggregate principal amount of $455,000 and issued 7% exchangeable senior secured notes due 2028 in an aggregate principal amount of $150,000.

(8)	See page 12 for unamortized deferred financing costs.
(9)	In October 2021, the loan secured by The Shoppes at Eagle Point was extended for one year with a new maturity of October 2022.
(10)

The joint venture has an interest rate swap on a notional amount of $41,651, amortizing to $38,866 over the term of the swap, related to Ambassador Town Center to effectively fix the interest rate on that variable-rate loan. Therefore, this amount is currently reflected as having a fixed rate.

(11)

During the nine months ended September 30, 2021, the Company deconsolidated the property due to a loss of control when the property was placed into receivership in connection with the foreclosure process. In October 2021, the foreclosure was completed.

(12)

During the nine months ended September 30, 2021, the Company deconsolidated the property due to a loss of control when the property was placed into receivership in connection with the foreclosure process.

Schedule of Maturities of Mortgage and Other Indebtedness

(Dollars in thousands)

Based on Maturity Dates As Though All Extension Options Available Have Been Exercised:

Year	Consolidated Debt (1)	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (2)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2019 (3)	$61,647	$—	$—	$—	$61,647	1.41%	5.41%
2021	315,498	27,826	138,926	(636)	481,614	11.04%	5.29%
2022	369,117	119,075	—	(1,243)	486,949	11.16%	4.54%
2023	1,564,676	143,311	—	—	1,707,987	39.14%	7.89%
2024	383,941	109,795	—	—	493,736	11.31%	4.35%
2025	36,010	139,736	—	(18,005)	157,741	3.62%	4.01%
2026	781,073	93,579	—	(9,679)	864,973	19.82%	5.40%
2028	—	109,181	—	—	109,181	2.50%	4.93%
Face Amount of Debt	$3,511,962	$742,503	$138,926	$(29,563)	$4,363,828	100.00%	6.09%
Discounts	—	—		—	—	(—)%	—%
Total	$3,511,962	$742,503	$138,926	$(29,563)	$4,363,828	100.00%	6.09%

Based on Original Maturity Dates:
Year	Consolidated Debt (1)	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (2)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2019 (3)	$61,647	$—	$—	$—	$61,647	1.41%	5.41%
2021	315,498	44,893	138,926	(636)	498,681	11.43%	5.21%
2022	369,117	102,008	—	(1,243)	469,882	10.77%	4.61%
2023	1,604,326	143,311	—	—	1,747,637	40.05%	7.79%
2024	344,291	109,795	—	—	454,086	10.41%	4.44%
2025	36,010	192,415	—	(18,005)	210,420	4.82%	3.66%
2026	781,073	40,900	—	(9,679)	812,294	18.61%	5.58%
2028	—	109,181	—	—	109,181	2.50%	4.93%
Face Amount of Debt	$3,511,962	$742,503	$138,926	$(29,563)	$4,363,828	100.00%	6.09%
Discounts	—	—		—	—	(—)%	—%
Total	$3,511,962	$742,503	$138,926	$(29,563)	$4,363,828	100.00%	6.09%
(1)

Includes $2,489,676 included in liabilities subject to compromise in the accompanying consolidated balance sheets as of September 30, 2021, and as the expected maturity date was subject to the outcome of the Chapter 11 Cases, the original, legal maturity dates were reflected in this table. On November 1, 2021, the senior unsecured notes were cancelled by operation of the Company’s chapter 11 plan that was confirmed by the bankruptcy court and made effective as of November 1, 2021. Also, on November 1, 2021, an affiliate of the Company issued 10% senior secured notes due 2029 in an aggregate principal amount of $455,000 and issued 7% exchangeable senior secured notes due 2028 in an aggregate principal amount of $150,000. Lastly, on November 1, 2021, an affiliate of the Company entered into an amended and restated credit agreement, which amended the pre-emergence secured credit facility.

(2)

During the nine months ended September 30, 2021, the Company deconsolidated Asheville Mall and Park Plaza due to a loss of control when the properties were placed into receivership in connection with the foreclosure process.

(3)	Represents a non-recourse loan that is in default.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021

Mall Portfolio Statistics

Property	Location	Total Center SF (1)	Change in Sales Per Square Foot for the Nine Months Ended 9/30/21 as compared to 9/30/19 (2)(3)	Mall Occupancy		% of Total Mall NOI for the Nine Months Ended
				9/30/21	9/30/20	9/30/21	(4)
Alamance Crossing	Burlington, NC	891,885
Arbor Place	Atlanta (Douglasville), GA	1,162,065
Brookfield Square	Brookfield, WI	865,449
CherryVale Mall	Rockford, IL	866,447
Coastal Grand	Myrtle Beach, SC	1,119,278
CoolSprings Galleria	Nashville, TN	1,166,370
Cross Creek Mall	Fayetteville, NC	769,842
Dakota Square Mall	Minot, ND	754,679
East Towne Mall	Madison, WI	801,252
Eastland Mall	Bloomington, IL	732,651
Fayette Mall	Lexington, KY	1,158,534
Friendly Center and The Shops at Friendly	Greensboro, NC	1,368,270
Frontier Mall	Cheyenne, WY	523,709
Governor's Square	Clarksville, TN	682,528
Hamilton Place	Chattanooga, TN	1,160,657
Hanes Mall	Winston-Salem, NC	1,435,164
Harford Mall	Bel Air, MD	503,774
Imperial Valley	El Centro, CA	762,735
Jefferson Mall	Louisville, KY	783,572
Kentucky Oaks Mall	Paducah, KY	775,503
Kirkwood Mall	Bismarck, ND	819,739
Laurel Park Place	Livonia, MI	491,215
Layton Hills Mall	Layton, UT	482,120
Mall del Norte	Laredo, TX	1,218,924
Mayfaire Town Center	Wilmington, NC	654,252
Meridian Mall	Lansing, MI	945,997
Mid Rivers Mall	St. Peters, MO	1,035,802
Monroeville Mall	Pittsburgh, PA	985,080
Northgate Mall	Chattanooga, TN	660,790
Northpark Mall	Joplin, MO	896,044
Northwoods Mall	North Charleston, SC	748,277
Oak Park Mall	Overland Park, KS	1,518,447
Old Hickory Mall	Jackson, TN	538,641
Parkway Place	Huntsville, AL	647,808
Pearland Town Center	Pearland, TX	712,020
Post Oak Mall	College Station, TX	788,189
Richland Mall	Waco, TX	693,448
South County Center	St. Louis, MO	979,378
Southaven Towne Center	Southaven, MS	607,529
Southpark Mall	Colonial Heights, VA	676,544
St. Clair Square	Fairview Heights, IL	1,067,760
Stroud Mall	Stroudsburg, PA	414,441
Sunrise Mall	Brownsville, TX	796,721
The Outlet Shoppes at Atlanta	Woodstock, GA	405,146

Property	Location	Total Center SF (1)	Change in Sales Per Square Foot for the Nine Months Ended 9/30/21 as compared to 9/30/19 (2)(3)	Mall Occupancy		% of Total Mall NOI for the Nine Months Ended
				9/30/21	9/30/20	9/30/21	(4)
The Outlet Shoppes at El Paso	El Paso, TX	433,046
The Outlet Shoppes of the Bluegrass	Simpsonville, KY	428,072
Turtle Creek Mall	Hattiesburg, MS	844,980
Valley View Mall	Roanoke, VA	863,447
Volusia Mall	Daytona Beach, FL	1,060,241
West County Center	Des Peres, MO	1,198,504
West Towne Mall	Madison, WI	772,965
WestGate Mall	Spartanburg, SC	950,927
Westmoreland Mall	Greensburg, PA	976,675
York Galleria	York, PA	756,707
Total Mall Portfolio		45,354,240	16.8%	86.3%	85.5%	94.4%

Excluded Malls (5)
Property	Category	Location	Total Center SF (1)	Change in Sales Per Square Foot for the Nine Months Ended 9/30/21 as compared to 9/30/19 (2)(3)	Mall Occupancy		% of Total Mall NOI for the Nine Months Ended
					9/30/21	9/30/20	9/30/21	(4)
Lender Malls:
Asheville Mall (6)	Lender	Asheville, NC	973,371
EastGate Mall	Lender	Cincinnati, OH	837,554
Greenbrier Mall	Lender	Chesapeake, VA	897,040
Park Plaza (6)	Lender	Little Rock, AR	543,037
Parkdale Mall	Lender	Beaumont, TX	1,118,199
The Outlet Shoppes at Gettysburg	Lender	Gettysburg, PA	249,937
The Outlet Shoppes at Laredo	Lender	Laredo, TX	359,213
Total Excluded Malls			4,978,351	N/A	N/A	N/A	5.6%
(1)	Total Center Square Footage includes square footage of shops, owned and leased adjacent junior anchors and anchor locations and leased freestanding locations immediately adjacent to the center.
(2)	Represents same-center sales per square foot for mall tenants 10,000 square feet or less for stabilized malls.
(3)

Due to the temporary mall and store closures that occurred in 2020, the majority of CBL’s tenants did not report sales for the full reporting period. As a result, we are presenting the nine months ended September 30, 2021 compared to the nine months ended September 30, 2019.

(4)

Based on total mall NOI of $290,160,252 for the malls listed in the table above for the nine months ended September 30, 2021. Additionally, our consolidated unencumbered properties generated approximately 35.9% of total consolidated NOI of $253,181,282 (which is at our share and excludes NOI related to dispositions or lender properties) for the nine months ended September 30, 2021.

(5)

Excluded Malls represent Lender Malls, for which operational metrics are excluded, and are malls which we are working or intend to work with the lender on the terms of the loan secured by the related property, or after attempting a restructure, we have determined that the property no longer meets our criteria for long-term investment.

(6)

During the nine months ended September 30, 2021, the Company deconsolidated the property due to a loss of control when the property was placed into receivership in connection with the foreclosure process.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	% Change Initial	New Average Gross Rent PSF (1)	% Change Average
Quarter-to-Date:
All Property Types (2)	246,631	$53.20	$46.95	(11.8)%	$47.46	(10.8)%
Stabilized Malls	204,628	59.06	51.37	(13.0)%	51.86	(12.2)%
New leases	42,156	52.80	38.24	(27.6)%	42.08	(20.3)%
Renewal leases	162,472	60.69	54.78	(9.7)%	54.40	(10.4)%

Year-to-Date:
All Property Types (2)	1,360,323	$37.61	$31.34	(16.7)%	$31.81	(15.4)%
Stabilized Malls	1,190,770	40.07	32.63	(18.6)%	33.07	(17.5)%
New leases	177,657	39.56	30.19	(23.7)%	32.28	(18.4)%
Renewal leases	1,013,113	40.16	33.06	(17.7)%	33.21	(17.3)%

		Average Annual Base Rents Per Square Foot (3) By Property Type For Small Shop Space Less Than 10,000 Square Feet:
Total Leasing Activity:
	Square Feet		As of September 30,
Quarter-to-Date:			2021	2020
Operating portfolio:		Same-center stabilized malls	$29.87	$30.67
New leases	118,683	Stabilized malls	29.87	30.49
Renewal leases	379,096	Associated centers	13.48	14.02
Development Portfolio:		Community centers	16.85	16.78
New leases	—	Office buildings	19.35	19.14
Total leased	497,779

Year-to-Date:
Operating Portfolio:
New leases	473,105
Renewal leases	1,671,201
Development Portfolio:
New leases	60,059
Total leased	2,204,365
(1)	Average gross rent does not incorporate allowable future increases for recoverable common area expenses.
(2)	Includes stabilized malls, associated centers, community centers and other.
(3)

Average annual base rents per square foot are based on contractual rents in effect as of September 30, 2021, including the impact of any rent concessions. Average base rents for associated centers, community centers and office buildings include all leased space, regardless of size.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

For the Nine Months Ended September 30, 2021 Based on Commencement Date

	Number of Leases	Square Feet	Term (in years)	Initial Rent PSF	Average Rent PSF	Expiring Rent PSF	Initial Rent Spread		Average Rent Spread
Commencement 2021:
New	88	212,209	6.46	$32.48	$34.79	$38.16	$(5.68)	(14.9)%	$(3.37)	(8.8)%
Renewal	386	1,235,429	2.16	27.47	27.66	33.47	(6.00)	(17.9)%	(5.81)	(17.4)%
Commencement 2021 Total	474	1,447,638	2.96	28.21	28.70	34.16	(5.95)	(17.4)%	(5.46)	(16.0)%

Commencement 2022:
New	12	32,149	7.86	33.32	35.35	26.03	7.29	28.0%	9.32	35.8%
Renewal	92	248,954	2.69	39.61	39.94	42.72	(3.11)	(7.3)%	(2.78)	(6.5)%
Commencement 2022 Total	104	281,103	3.29	38.89	39.42	40.82	(1.93)	(4.7)%	(1.40)	(3.4)%

Total 2021/2022	578	1,728,741	3.02	$29.94	$30.44	$35.24	$(5.30)	(15.0)%	$(4.80)	(13.6)%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021

Top 25 Tenants Based On Percentage Of Total Annualized Revenues

	Tenant	Number of Stores	Square Feet	Percentage of Total Revenues (1)
1	Foot Locker, Inc.	94	447,176	3.21%
2	Signet Jewelers Ltd. (2)	126	181,750	3.17%
3	Victoria's Secret & Co. (3)	52	421,133	2.87%
4	American Eagle Outfitters, Inc.	63	386,874	2.38%
5	Dick's Sporting Goods, Inc. (4)	25	1,464,059	2.24%
6	Bath & Body Works, Inc. (3)	61	247,046	2.07%
7	Genesco Inc. (5)	86	167,891	1.72%
8	Luxottica Group S.P.A. (6)	90	203,821	1.44%
9	Finish Line, Inc.	38	199,163	1.43%
10	H & M Hennes & Mauritz AB	40	846,954	1.31%
11	The Buckle, Inc.	39	201,249	1.30%
12	The Gap, Inc.	46	548,170	1.22%
13	Cinemark Holdings, Inc.	9	467,190	1.18%
14	Shoe Show, Inc.	33	436,756	1.05%
15	Express Fashions	31	254,120	1.04%
16	Hot Topic, Inc.	94	217,577	0.91%
17	Claire's Stores, Inc.	74	92,588	0.90%
18	Abercrombie & Fitch, Co.	29	199,879	0.89%
19	Barnes & Noble, Inc.	16	485,305	0.78%
20	Spencer Spirit Holdings, Inc.	48	109,123	0.72%
21	The TJX Companies, Inc. (7)	18	520,475	0.71%
22	Ulta Beauty, Inc.	23	237,961	0.70%
23	Regal Entertainment Group	8	394,133	0.70%
24	Focus Brands LLC (8)	68	48,717	0.63%
25	The Children's Place, Inc.	37	161,714	0.62%
		1,248	8,940,824	35.19%
(1)	Includes the Company's proportionate share of total revenues from unconsolidated affiliates based on the Company's ownership percentage in the respective joint venture and any other applicable terms.
(2)

Signet Jewelers Ltd. operates Kay Jewelers, Marks & Morgan, JB Robinson, Shaw's Jewelers, Osterman's Jewelers, LeRoy's Jewelers, Jared Jewelers, Belden Jewelers, Ultra Diamonds, Rogers Jewelers, Zales, Peoples and Piercing Pagoda.

(3)	Formerly part of L Brands, LLC. Separated into individual legal entities effective August 2021.
(4)	Dick's Sporting Goods, Inc. operates Dick's Sporting Goods, Golf Galaxy and Field & Stream.
(5)	Genesco Inc. operates Journey's, Underground by Journey's, Shi by Journey's, Johnston & Murphy, Hat Shack, Lids, Hat Zone and Clubhouse.
(6)	Luxottica Group S.P.A. operates Lenscrafters, Pearle Vision and Sunglass Hut.
(7)	The TJX Companies, Inc. operates T.J. Maxx, Marshalls, HomeGoods and Sierra Trading Post. In Europe, they operate T.K. Maxx, HomeSense. In Canada, they operate Winners, HomeSense and Marshalls.
(8)	Focus Brands operates certain Auntie Anne’s, Cinnabon, Moe’s Southwest Grill and Planet Smoothie locations.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

For the Three and Nine Months Ended September 30, 2021 and 2020

Capital Expenditures

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Tenant allowances (1)	$4,990	$1,426	$9,242	$10,181
Deferred maintenance: (2)
Parking lot and parking lot lighting	802	—	859	270
Roof repairs and replacements	220	230	538	2,234
Other capital expenditures	1,873	1,113	4,126	4,954
Total deferred maintenance expenditures	2,895	1,343	5,523	7,458
Total capital expenditures	$7,885	$2,769	$14,765	$17,639

(1)	Tenant allowances, sometimes made to third-generation tenants, are recovered through minimum rents from the tenants over the term of the lease.
(2)

The capital expenditures incurred for maintenance such as parking lot repairs, parking lot lighting and roofs are classified as deferred maintenance expenditures. These expenditures are billed to tenants as common area maintenance expense and the majority is recovered over a five to fifteen-year period.

Deferred Leasing Costs Capitalized

(In thousands)

	2021	2020
Quarter ended:
March 31,	$412	$773
June 30,	959	157
September 30,	(232)	513
December 31,		455
	$1,139	$1,898

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021

Properties Opened During the Nine Months Ended September 30, 2021

(Dollars in thousands)

				CBL's Share of
Property	Location	CBL Ownership Interest	Total Project Square Feet	Total Cost (1)	Cost to Date (2)	2021 Cost	Opening Date	Initial Unleveraged Yield
Outparcel Developments:
Hamilton Place - Aloft Hotel (3)(4)	Chattanooga, TN	50%	89,674	$12,000	$11,960	$3,134	Jun-21	9.2%
Pearland Town Center - HCA Offices	Pearland, TX	100%	48,416	14,186	12,787	5,365	Jun-21	11.8%
			138,090	$26,186	$24,747	$8,499

Properties Under Development at September 30, 2021

(Dollars in thousands)

				CBL's Share of
Property	Location	CBL Ownership Interest	Total Project Square Feet	Total Cost (1)	Cost to Date (2)	2021 Cost	Expected Opening Date	Initial Unleveraged Yield
Outparcel Developments:
Kirkwood Mall - Five Guys, Blaze Pizza, Thrifty White, Pancheros, Chick-fil-A	Bismarck, ND	100%	15,275	$7,176	$2,586	$2,383	Q2 '22	8.9%

Redevelopments:
Cross Creek Sears Redevelopment - Longhorn's, Rooms To Go (5)	Fayetteville, NC	100%	13,494	5,252	3,373	2,149	Q4 '21	5.3%
Total Properties Under Development			28,769	$12,428	$5,959	$4,532

(1)	Total Cost is presented net of reimbursements to be received.
(2)	Cost to Date does not reflect reimbursements until they are received.
(3)	Yield is based on expected yield upon stabilization.
(4)	Total cost includes a construction loan of $8,400 (at the Company’s share), a non-cash allocated value for the Company’s land contribution of $2,200 and cash contributions of $1,400.
(5)	The return reflected represents a pro forma incremental return as Total Cost excludes the cost related to the acquisition of the Sears (Cross Creek Mall) building.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

As of September 30, 2021

CBL Core Portfolio Exposure to Sears and Closed Bon-Ton Locations and Redevelopment Plans

Property	Location	Sears Redevelopment Plans	BonTon Redevelopment Plans
Alamance Crossing	Burlington, NC
Arbor Place	Atlanta (Douglasville), GA	Owned by Sears. Sold to third party developer for redevelopment. Under negotiation with home store.
Brookfield Square	Brookfield, WI	Redeveloped in 2019 with Movie Tavern, Whirlyball, Outback Steakhouse, Uncle Julio's, convention center/hotel.	Owned by third party. Interest from office user/entertainment.
CherryVale Mall	Rockford, IL	Redeveloped with Tilt in 2020.	Gallery Furniture opened in 2021.
Coastal Grand	Myrtle Beach, SC	Owned by Sears.
CoolSprings Galleria	Nashville, TN	Redeveloped in 2015.
Cross Creek Mall	Fayetteville, NC	Sale of parcel to Rooms To Go completed, construction underway. Ground lease to Longhorn. Estimated 2021 opening. Entertainment under negotiation.
Dakota Square Mall	Minot, ND	Sold to Scheel's for future relocation/expansion of existing store.	Ross Dress For Less Opened. OFS with Five Below.
East Towne Mall	Madison, WI	Owned by Sears.	Owned by third party. Under negotiation with non-retail use.
Eastland Mall	Bloomington, IL	Actively leasing.	Actively leasing.
Fayette Mall	Lexington, KY	Redeveloped in 2016.
Friendly Center and The Shops at Friendly	Greensboro, NC	Owned by Sears. Whole Foods sub-leases a third of the box. Sears still operating in remainder.
Frontier Mall	Cheyenne, WY	Owned by third party. Jax Outdoor Gear purchased location and opened in November 2019.
Governor's Square	Clarksville, TN	50/50 joint venture property. Under negotiation/LOIs with tenants.
Hamilton Place	Chattanooga, TN	Redevelopment with Cheesecake Factory (December 2019), Dick's Sporting Goods and Dave & Busters (March 2020). Malone's (opening TBD). Aloft hotel opened in June 2021.
Hanes Mall	Winston-Salem, NC	Owned by third party. Novant Health, Inc. purchased Sears and Sear TBA for future medical office.
Harford Mall	Bel Air, MD	Sold to third party developer for redevelopment into grocer.
Imperial Valley Mall	El Centro, CA	Owned by Seritage.
Jefferson Mall	Louisville, KY	Currently occupied by Overstock.
Kentucky Oaks Mall	Paducah, KY	Owned by Seritage. Redeveloped with Burlington and Ross Dress for Less.	50/50 joint venture asset. HomeGoods and Five Below opened in November 2019.
Kirkwood Mall	Bismarck, ND		Under construction to add Chick-fil-A, Five Guys, a pharmacy and other pads.
Laurel Park Place	Livonia, MI		Dunham's Sports opened in November 2019.
Layton Hills Mall	Layton, UT
Mall del Norte	Laredo, TX	Owned by Sears.
Mayfaire Town Center	Wilmington, NC
Meridian Mall	Lansing, MI		High Caliber Karts opened in the fall of 2019. Actively leasing Women's store. Under negotiation with grocer.
Mid Rivers Mall	St. Peters, MO	Owned by Sears.
Monroeville Mall	Pittsburgh, PA

Property	Location	Sears Redevelopment Plans	BonTon Redevelopment Plans
Northgate Mall	Chattanooga, TN	Building purchased by third party for non-retail development. Under negotiation with pet supply use.
Northpark Mall	Joplin, MO	Building owned by Sears.
Northwoods Mall	North Charleston, SC	Owned by Seritage. Redeveloped with Burlington.
Oak Park Mall	Overland Park, KS
Old Hickory Mall	Jackson, TN	Actively leasing.
Parkway Place	Huntsville, AL
Pearland Town Center	Pearland, TX
Post Oak Mall	College Station, TX	Location purchased from Sears by third party. Conn's opened. Sporting Goods under negotiation.
Richland Mall	Waco, TX	Dillard's opened Q2 2020.
South County Center	St. Louis, MO	Sears still paying rent under ground lease.
Southaven Towne Center	Southaven, MS
Southpark Mall	Colonial Heights, VA	Under negotiation with residential.
St. Clair Square	Fairview Heights, IL	Building owned by Sears on ground lease.
Stroud Mall	Stroudsburg, PA	EFO Furniture Outlet opened in February 2020.	Shoprite opened in October 2019.
Sunrise Mall	Brownsville, TX	Sears sold to third party developer. TruFit opened. Main Event opening summer of 2022.
The Outlet Shoppes at Atlanta	Woodstock, GA
The Outlet Shoppes at El Paso	El Paso, TX
The Outlet Shoppes of the Bluegrass	Simpsonville, KY
Turtle Creek Mall	Hattiesburg, MS	Owned by Sears.
Valley View Mall	Roanoke, VA	Owned by Sears. Under negotiation with sporting goods/entertainment.
Volusia Mall	Daytona Beach, FL	Sears sold to third party developer for future redevelopment.
West County Center	Des Peres, MO
West Towne Mall	Madison, WI	Owned by Seritage. Redeveloped with Dave & Busters and Total Wine. Hobby Lobby opened in June 2021. Portillo's restaurant under construction.	Von Maur opening in 2022.
WestGate Mall	Spartanburg, SC	Sears sold to third party developer for redevelopment. Non-retail under negotiation.
Westmoreland Mall	Greensburg, PA	Building owned by Sears on ground lease. Potential for non-retail.	Stadium Casino opened in November 2020.
York Galleria	York, PA	Hollywood Casino opened in August 2021.	Life Storage purchased anchor and is under construction.